CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.8

CONFORMED COPY	BOARD FILE NOS. LAA-8640F LAA-8613H

LAX

Van Nuys

City of Los Angeles

Karen Bass
Mayor

Board of Airport
Commissioners

Beatrice C. Hsu
President

Valeria C. Velasco
Vice President

Gabriel L. Eshaghian
Matthew M. Johnson
Nicholas P. Roxborough
Belinda M. Vega
Karim Webb

Justin Erbacci
Chief Executive Officer

RESOLUTION NO. 27691

WHEREAS, on recommendation of Management, there was presented for approval, Sixth Amendment to LAA-8640 and the Eighth Amendment to LAA-8613 with URW Airports, LLC covering terminal commercial management concessions at Los Angeles International Airport, to allow said concessionaire to structure more flexible short-term concession opportunities, return unusable spaces, and enter into a limited duty-free concession agreement in the Tom Bradley International Terminal; and

WHEREAS, since 2012, URW Airports, LLC (URW) has managed concessions in Terminals 1, 3, and 6 pursuant to Concession Agreement LAA 8640 and in Terminal 2 and Tom Bradley International Terminal (TBIT) pursuant to Concession Agreement LAA-8613. Over the past ten years, passenger traffic and demographics within those terminals have changed due to airline relocations and new passenger behavior patterns post COVID-19 pandemic. The Amendments will provide flexibility to allow URW to develop new revenue opportunities, offer more economically viable terms to small, local, and disadvantaged businesses, and return space that is no longer operable due to changes in airline operations or facility design; and

WHEREAS, to support the shifting passenger expectations and expand revenue generating opportunities, URW has requested the opportunity to replace existing brands in the retail island in TBIT that have been underperforming. To take advantage of international passenger demand for duty-free luxury brand goods, URW proposes to sublease approximately 5,800 square feet to LAWA’s existing duty-free operator – DFS Group, LP (DFS). URW’s concession agreement does not allow URW to operate duty-free retail concessions; and

WHEREAS, in addition, LAWA and URW have worked collaboratively to find progressive ways to attract new small and disadvantaged businesses into the airport concessions. The biggest hurdles for small and disadvantaged concession operators are the high cost of construction and operations at Los Angeles International Airport (LAX). URW’s current agreements do not support flexibility to develop progressive revenue and cost-sharing models; and

WHEREAS, lastly, URW’s current agreements do not allow for flexibility to return spaces that are impacted by operational changes that limit passengers access to certain concession locations. Limited passenger access to spaces diminishes a concessionaire’s ability to generate revenue; and

WHEREAS, sales of the existing concessions in the retail island in TBIT have not performed to expectations. To align retail offerings with international passenger demand for duty-free merchandise, URW has proposed to expand duty-free luxury brand offerings in TBIT, which are expected to generate three times more sales annually than the existing concession brands. The Eighth Amendment to LAA-8613, which includes all space in TBIT, will allow URW to execute a subcontract with LAWA’s existing duty-free operator to support the proposal; and

WHEREAS, URW and DFS have agreed to terms of a sublease agreement that will provide approximately 5,800 square feet of space in the TBIT Great Hall to DFS through June 30, 2034. Pursuant to the sublease, DFS plans to invest approximately [**] to expand the luxury brand offering, enhance existing stores, and create an expanded/cohesive duty-free shopping experience. To support the site improvement, the Amendment to LAA-8613 will temporarily waive URW’s rent on the 5,800 square feet space for period not to exceed six (6) months; and

1 World Way  Los Angeles  California  90045-5803 Mail P.O Box 92216  Los Angeles  California  90009-2216  Telephone 855 463 5252 Internet www.lawa.org

Resolution No. 27691

WHEREAS, URW and DFS expect sales of duty-free luxury items in said location will be at least three times greater than the sales of the existing specialty retail units due to the competitive advantage duty-free merchandise has over duty-paid high-end retail. In addition, the retail island is strategically located adjacent to the existing DFS locations, which provides the opportunity to create an expanded, cohesive luxury duty-free retail experience that will be intuitive to passengers as they move through the TBIT Great Hall; and

WHEREAS, the original Request for Proposals for the Terminal Commercial Manager did not include the opportunity to operate duty-free retail concessions. However, management’s analysis is that it is not practical to rebid the 5,800 square feet of space because of the limited size and limited remaining term, which would probably not result in more advantageous terms than those being offered by URW. Therefore, management staff instead recommends allowing URW to operate a limited duty-free retail concession, only within that space; and

WHEREAS, to support the proposal to allow URW to operate limited duty-free concessions, LAWA staff simultaneously requested Board of Airport Commissioners (BOAC) approval of an amendment to DFS’s concession agreement. Said amendment will allow DFS to return underperforming spaces in Terminals 2 and 6, which URW intends to repurpose with new food and retail offerings that support passenger demands in these terminals. The DFS amendment also will extend the term of the DFS agreement by five (5) years, which will support DFS’s proposed investment to upgrade the retail island and its existing spaces in TBIT. The term extension will align the termination of the DFS and URW agreements to 2034, which allows LAWA greater flexibility to release the concessions spaces in TBIT in the future; and

WHEREAS, in addition, the Sixth Amendment to LAA-8640 and Eighth Amendment to LAA-8613 will provide URW the opportunity to offer more flexible economic terms to Airport Concessions Disadvantaged Business Enterprise (ACDBE) and other small and local businesses. Under the terms of the Amendments, URW and LAWA will be able to offset capital costs and provide revised rent structures that reduce guaranteed rents and provide higher percent rent payments after certain recovery thresholds are met. LAWA and URW staff believe this approach will provide more opportunities for new and existing small businesses and ACDBEs to gain experience operating at LAX. All new agreements developed pursuant to the amended terms will require a separate action by BOAC to approve the terms of the proposed short term sub-concession agreements; and

WHEREAS, the Amendments will also allow URW to request to return certain concession space if the area is impacted by airport or other operational needs. This flexibility will allow URW and concessions to focus on favorable opportunities instead of seeking remedies for locations that are no longer viable. All request to return space must be approved by LAWA’s Chief Executive Officer; and

WHEREAS, issuance of permits, leases, agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations is exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines; and

WHEREAS, URW is required by contract to comply with the provisions of the Living Wage Ordinance, Affirmative Action Program, and Child Support Obligations Ordinance; and

WHEREAS, Procurement Services Division has reviewed this action (File 5124) and established the following ACDBE goals: Food/Beverage - 25%; Retail - 20%. URW proposed ACDBE participation at said goals. URW has achieved 34.23% participation for Food/Beverage and 29.80% ACDBE participation for Retail to date; and

Resolution No. 27691

WHEREAS, URW is assigned Business Tax Registration Certificate 0002573628-0001-4; and

WHEREAS, URW has approved insurance documents, in the terms and amounts required, on file with LAWA; and

WHEREAS, URW has submitted the Contractor Responsibility Pledge of Compliance, and will comply with the provisions of said program; and

WHEREAS, URW is required by contract to comply with the provisions of the First Source Hiring Program for all non-trade LAX jobs; and

WHEREAS, URW has submitted the Bidder Contributions CEC Form 55, and will comply with its provisions; and

WHEREAS, URW has submitted a signed Labor Peace Agreement, and will comply with its provisions; and

WHEREAS, actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606;

NOW, THEREFORE, BE IT RESOLVED that the Board of Airport Commissioners adopted the Staff Report; determined that this action is exempt from the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines; approved the Sixth Amendment to LAA-8640 and the Eighth Amendment to LAA-8613 with URW Airports, LLC covering terminal commercial management concessions at Los Angeles International Airport, to allow said concessionaire to structure more flexible short-term concession opportunities, return unusable spaces, and enter into a limited duty-free concession agreement in the Tom Bradley International Terminal; found that this action is exempt from City Charter Sections 371(e)(10) and 372; and authorized the Chief Executive Officer, or designee, to execute said Sixth Amendment to LAA-8640 and the Eighth Amendment to LAA-8613 with URW Airports, LLC after approval as to form by the City Attorney and approval by the Los Angeles City Council.

o0o

I hereby certify that this Resolution No. 27691

is true and correct, as adopted by the Board of

Airport Commissioners at its Regular Meeting

held on Thursday, March 2, 2023.

Grace Miguel – Secretary

BOARD OF AIRPORT COMMISSIONERS

Approved by Los Angeles City Council on August 15, 2023

Board File
No. LAA-8613H

EIGHTH AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT

TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT NO.

LAA-8613 FOR THE TOM BRADLEY INTERNATIONAL TERMINAL, TERMINAL 2

AND THE MIDFIELD SATELLITE CONCOURSE BETWEEN CITY OF LOS

ANGELES DEPARTMENT OF AIRPORTS AND URW AIRPORTS LLC

This Eighth Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement No. LAA-8613 for Terminal 2, Tom Bradley International Terminal and the Bradley West Gates formerly known as Midfield Satellite Concourse (this “Eighth Amendment”) is made and entered into as of Sept. 8, 2023 (“Effective Date”) by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”), and URW AIRPORTS, LLC, a Delaware limited liability company (“TCM”), with reference to the following:

RECITALS

WHEREAS, City and TCM (f/k/a Westfield Concession Management, LLC and Westfield Airports, LLC) heretofore entered into that certain Los Angeles International Airport Terminal Commercial Manager Concession Agreement (Board File No. LAA-8613) dated March 1, 2012, as amended by that certain First Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8613A) dated July 9, 2015 between City and TCM, by that certain Second Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8613B) dated June 3, 2016 between City and TCM, by that certain Third Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8613C) dated November 13, 2017 between City and TCM, by that certain fourth amendment (the “Fourth Amendment”) in the form of a letter agreement (Board File No. LAA-8613D) dated April 22, 2020 and entered into on May 6, 2020 between City and TCM, by that certain fifth amendment (the “Fifth Amendment”) in the form of a letter amendment (Board File No. LAA-8613E) dated September 30, 2020 and entered into on December 30, 2020 between City and TCM, by that certain Sixth Amendment (the “Sixth Amendment”) to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8613F) dated April 30, 2021, and by that certain Seventh Amendment (the “Seventh Amendment”) to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8613G) dated December 15, 2021 (as amended, collectively, the “Agreement”). Unless otherwise defined in this Eighth Amendment or the context otherwise requires, the capitalized terms used in this Eighth Amendment shall have the same respective meanings as ascribed to such terms in the Agreement; and

WHEREAS, TCM currently occupies space in Terminal 2, Tom Bradley International Terminal (“TBIT”) and the Bradley West Gates formerly known as Midfield Satellite Concourse (“MSC”) pursuant to the Agreement; and

WHEREAS, the parties hereto desire to amend said Agreement; and

NOW THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Section 1 – Amendment to Section 3.3.3. Section 3.3.3 to the Agreement is hereby amended and restated to read in its entirety as follows:

“Right to Request Limited Concession Sales or Services. Notwithstanding anything to the contrary in this Agreement, either Party may invite the other Party to enter into or participate in a concession agreement within the Areas with economic terms, including but not limited to rental terms, such as Minimum Annual Guaranteed Rent, Percentage Rent, investment, or tenant improvement allowances, that may vary from those that would otherwise be applicable under this Agreement (“Limited Concession”), provided that each such Limited Concession: (i) is intended to increase ACDBE participation and/or participation from similar businesses with different certifications such as Minority Business Enterprise and Women-Owned Business Enterprise Requirements; (ii) is in a space that is vacant and/or an impaired existing space operating at or above [**] during any twelve (12) month period despite good faith efforts to recover performance; and (iii) is subject to separate Board approval in its sole discretion. The Parties shall negotiate in good faith regarding the terms of such Limited Concession.

Section 2 – Amendment to Section 3.4. Section 3.4.2 is hereby added to the Agreement as follows:

“3.4.2. Notwithstanding the foregoing, TCM may enter into a limited duty-free and duty-paid concession agreement (“Limited Duty Free Concession”) with LAWA’s existing Duty Free Operator (“DFO”) that operates at LAX pursuant to the Los Angeles International Airport Duty Free Merchandise Concession Agreement LAA-8647, as amended, for duty-free and duty-paid sales at the specific location identified in Schedule 3.4.2 (“Limited Duty Free/Paid Location”).

3.4.2.1. Notwithstanding anything to the contrary in this Agreement, the Minimum Annual Guaranteed Rent for the Limited Duty Free / Paid Location shall be suspended from June 1, 2023 until the earlier of: (i) commencement of retail operations at the Limited Duty Free / Paid Location or (ii) November 28, 2023.”

Section 3- Amendment to Section 10.3. Section 10.3 is hereby added to the Agreement as follows:

“Notwithstanding Sections 10.1 and 10.2, in the event that a gate, gate hold room or area of the Airport is permanently closed due to the operational needs of the City or an airline and such closure negatively impacts a concession space(s), TCM shall have the right to request to return the impacted space(s) without any monetary or legal penalty to TCM, provided that any request to return space is subject to approval by the CEO or his or her designee. In addition, if the City decides to replace the identified impacted concession space(s), TCM shall have the right of first refusal for any replacement unit(s) for ninety (90) days. Nothing herein shall be construed to limit City’s right to terminate for convenience under Section 9.”

Section 4 – TCM’s Representations. As a material inducement to City’s entering into this Eighth Amendment, TCM hereby represents, warrants and covenants to City as follows: (1) City is not in default in the performance of any of the terms or provisions of the Agreement; (2) City has duly delivered the Premises to TCM in accordance with the terms of the Agreement, and there exists no unresolved disputes or claims by TCM in connection with the Agreement (including, without limitation, for items of construction, repair or capital expenditure for which City is liable or obligated to pay for or to perform in connection with the Agreement); (3) TCM neither has nor claims any defenses, setoffs or credits against the payment of Rent payable under the Agreement; and (4) City shall be entitled to rely on the accuracy of the foregoing representations, warranties and covenants, and TCM hereby releases City from any claims relating to the foregoing matters.

Section 5 – Miscellaneous. This Eighth Amendment may be executed in counterparts, including counterparts that are manually executed and counterparts that are in the form of electronic records and are electronically executed. An electronic signature means a signature that is executed by symbol attached to or logically associate with a record and adopted by a party with the intent to sign such record, including facsimile or e-mail signatures. All executed counterparts shall constitute one amendment, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Eighth Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called PDF format shall be legal and binding and shall have the same full force and effect as if a paper original of this Eighth Amendment had been delivered that had been signed using a handwritten signature. All parties to this Eighth Amendment (i) agree that an electronic signature, whether digital or encrypted, of a party to this Eighth Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature; (ii) intended to be bound by the signatures (whether original, faxed, or electronic) on any document sent or delivered by facsimile or electronic mail or other electronic means; (iii) are aware that the other party(ies) will rely on such signatures; and, (iv) hereby waive any defenses to the enforcement of the terms of this Eighth Amendment based on the foregoing forms of signature. If this Eighth Amendment has been executed by electronic signature, all parties executing this document are expressly consenting, under the United States Federal Electronic Signatures in Global and National Commerce Act of 2000 (“E-SIGN”) and the California Uniform Electronic Transactions Act (“UETA”) (California Civil Code §1633.1 et seq.), that a signature by fax, e-mail, or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Section 6 – Full Force and Effect. Except as amended and modified as set forth in this Eighth Amendment, the terms and provisions of the Agreement remain the same and in full force and effect.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, City has caused this Eighth Amendment to be executed on its behalf by the Chief Executive Officer, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:		CITY OF LOS ANGELES

HYDEE FELDSTEIN SOTO, City Attorney

By:		By:
	Deputy/Assistant City Attorney		Chief Executive Officer
City of Los Angeles, Department of Airports

Date:	Mar 14, 2023

ATTEST:		“TCM”

URW AIRPORTS, LLC

By:		By:

Name:		Name:

Title:	Assistant Secretary	Title:	SVP, Airport operations

LAA-8613H - URW Airports, LLC

Final Audit Report 2023-09-08

Created:	2023-09-08
By:	LAURA CHITTUM (lchittum@lawa.org)
Status:	Signed
Transaction ID:	CBJCHBCAABAAGYJoln80FotBngc6Wd_xeS03XqpS-vNc

"LAA-8613H - URW Airports, LLC" History

Document created by LAURA CHITTUM (lchittum@lawa.org)
2023-09-08 - 9:32:36 PM GMT- IP address: 198.140.114.10

Document emailed to David Jones (djones@lawa.org) for signature
2023-09-08 - 9:33:26 PM GMT

Email viewed by David Jones (djones@lawa.org)
2023-09-08 - 10:04:34 PM GMT- IP address: 23.241.165.248

Document e-signed by David Jones (djones@lawa.org)
Signature Date: 2023-09-08 - 10:04:54 PM GMT - Time Source: server- IP address: 23.241.165.248

Agreement completed.
2023-09-08 - 10:04:54 PM GMT

LAWA | LAX VNY

Powered by Adobe Acrobat Sign

LAA-8613H - URW Airports, LLC

Final Audit Report 2023-03-14

Created:	2023-03-10
By:	LAURA CHITTUM (lchittum@lawa.org)
Status:	Signed
Transaction ID:	CBJCHBCAABAACWh5st3i7zgSLP34Jn9VmiPvX79ZGDLj

"LAA-8613H - URW Airports, LLC" History

Document created by LAURA CHITTUM (lchittum@lawa.org)
2023-03-10 - 10:38:28 PM GMT- IP address: 198.140.114.219

Document emailed to MICHAEL TY (mty@lawa.org) for signature
2023-03-10 - 10:39:17 PM GMT

Email viewed by MICHAEL TY (mty@lawa.org)
2023-03-14 - 4:08:54 PM GMT- IP address: 198.140.114.217

Document e-signed by MICHAEL TY (mty@lawa.org)
Signature Date: 2023-03-14 - 4:09:30 PM GMT - Time Source: server- IP address: 198.140.114.217

Agreement completed.
2023-03-14 - 4:09:30 PM GMT

LAWA | LAX VNY

Powered by Adobe Acrobat Sign

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, URW WEA LLC, a Delaware limited liability company (herein, “Guarantor”), who is the successor by merger to Westfield America, Inc., a Missouri corporation, hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing Eighth Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for the Tom Bradley International Terminal, Terminal 2 and the Midfield Satellite Concourse, between the City of Los Angeles and URW Airports, LLC (“Eighth Amendment”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement described in the Eighth Amendment pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the Eighth Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the TCM Agreement, as amended. This Acknowledgement of Guarantor has been executed as of the date of execution of the Eighth Amendment by TCM.

“GUARANTOR”

ATTEST:		URW WEA LLC

By:		By:

Name:		Name:

Title:	Assistant Secretary	Title:	Assistant Secretary